Exhibit 99.1

Principia Biopharma Appoints Dolca Thomas, M.D. as Chief Medical Officer

- Succession designed to lead Principia through next phase

of growth as a clinical-stage company -

SOUTH SAN FRANCISCO, Calif., Oct. 24, 2018 – Principia Biopharma Inc. (Nasdaq: PRNB), a clinical-stage biopharmaceutical company dedicated to bringing transformative oral therapies to patients with significant unmet medical needs in immunology and oncology, today announced the appointment of industry veteran Dolca Thomas, M.D. as its Chief Medical Officer. Dr. Thomas joins Principia from Roche, where she was Vice President and Global Head of Translational Medicine for Immunology, Inflammation, and Infectious Disease. She brings approximately 15 years of industry and medical experience to Principia. Steve Gourlay, MBBS, FRACP, Ph.D. will remain with the company as a senior medical advisor through mid-year 2019.

“We are very excited with the addition of Dolca to the Principia team, particularly as we pursue an expanding scope of clinical development activities including initiating our pivotal Phase 3 trial for PRN1008 in patients with pemphigus. Dolca is a seasoned pharma executive with broad and successful experience in executing late stage programs, specifically in immunology,” said Martin Babler, Chief Executive Officer of Principia. “I also want to thank Steve for his leadership, dedication and contributions to Principia over the past five years. Steve led the clinical development of three different molecules, including taking PRN1008 from its first-in-human trial through design and preparation for Phase 3. We are pleased that he will continue to support the company as a senior medical advisor through the first half of next year.”

“I am impressed with Principia’s approach to BTK inhibition in autoimmune disease and believe that application of the company’s proprietary Tailored Covalency® platform may be applicable across a wide range of autoimmune and inflammatory conditions,” said Dr. Thomas. “I have been involved in more than a dozen immunology product candidates, and I look forward to contributing to the potential success of Principia’s pipeline assets and moving the company towards late-stage clinical development.”

Dr. Thomas brings 15 years of industry and medical experience with strategic and operational responsibility for clinical development, pharmacovigilance, and safety and medical affairs of approximately two dozen pharmaceutical products. Most recently, Dr. Thomas was Vice President and Global Head of Translational Medicine for Immunology, Inflammation, and Infectious Disease at Roche, where she was responsible for advancing multiple product candidates through clinical development. Prior to Roche, Dr. Thomas held roles of increasing responsibility at Pfizer, including Vice President of Clinical Development and Clinical Immunophenotyping, and Vice President and Chief Development Officer of the Biosimilars Research and Development Unit where she was responsible for all stages of development of multiple assets. Dr. Thomas began her industry career at Bristol-Myers Squibb as Director of Global Clinical Development in Immunology, where she was involved in the development and approval of belatacept.

Dr. Thomas has a B.A. in sociology from Cornell University, and received her M.D. degree from Cornell University. Dr. Thomas completed her residency in internal medicine, in addition to her post-doctoral training in nephrology and transplantation, at New York- Presbyterian Hospital, Weill Cornell Medical Center.

Dr. Thomas represented both Bristol-Myers Squibb and Pfizer on the Board of Directors of the Progressive Multifocal Leukoencephalopathy (PML) Consortium, a cross-industry consortium aimed at identifying more effective methods of predicting, preventing, and developing future treatments for PML. Dr. Thomas has many past collaborations with the Juvenile Diabetes Research Foundation (JDRF) where she has been the recipient of multiple JDRF research grants and awards. In addition, she served on Board of Directors for the NYC JDRF chapter.

About Principia Biopharma

Principia Biopharma is a clinical-stage biopharmaceutical company dedicated to bringing transformative oral therapies to patients with significant unmet medical needs in immunology and oncology. Principia’s proprietary Tailored Covalency® platform enables the company to design and develop reversible and irreversible covalent, small molecule inhibitors with potencies and selectivities that have the potential to rival those of injectable biologics, yet maintain the convenience of a pill. PRN1008, a reversible covalent BTK inhibitor, is being evaluated in a Phase 2 clinical trial in patients with pemphigus, an orphan autoimmune disease, and in a Phase 2 clinical trial in patients with immune thrombocytopenic purpura, a rare hematological disease. PRN2246, a low-dose covalent BTK inhibitor which crosses the blood-brain barrier, is being developed for multiple sclerosis and, potentially, for other diseases of the central nervous system. It has completed dosing in a Phase 1 clinical trial in healthy volunteers and has been partnered to Sanofi. PRN1371, a covalent inhibitor of Fibroblast Growth Factor Receptor, or FGFR, is being evaluated in a Phase 1 trial in patients with solid tumors. For more information, please visit www.principiabio.com

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Principia’s expectations regarding the Principia pipeline of product candidates and its applicability to a range of disorders, and the status and timing of initiation of Phase 3 for PRN1008 for pemphigus. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties of the clinical development process and of clinical trial recruitment; statements about the efficacy, safety and tolerability of our product candidates; early research or clinical results may be materially different from future clinical results; Principia’s reliance on third-party organizations, such as contract research organizations, contract manufacturing organizations, and partners; risk of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Principia’s patents or proprietary rights; and the risk that Principia’s proprietary rights may be insufficient to protect its technologies and product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Principia’s business in general, see the risk factors set forth in Principia’s Registration Statement on Form S-1 that is on file with the Securities and Exchange Commission (“SEC”) and the prospectus dated September 13, 2018 relating to its initial public offering of common stock. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact

Christopher Chai, CFO

ir@principiabio.com

Media Contact

Denise Powell

denise@redhousecomms.com